Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated March 15, 2013 of our reports dated July 23, 2012, relating to the consolidated balance sheets of Mitsubishi UFJ Financial Group, Inc. (“MUFG”) and subsidiaries (together, the “MUFG Group”) as of March 31, 2011 and 2012, and the related consolidated statements of income, changes in equity from nonowner sources, equity, and cash flows for each of the three years in the period ended March 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the changes in methods of accounting for (a) other-than-temporary impairments on investment securities and (b) consolidation of variable interest entities as described in Note 1 to the consolidated financial statements) and the effectiveness of the MUFG Group’s internal control over financial reporting as of March 31, 2012, appearing in the Annual Report on Form 20-F of MUFG for the year ended March 31, 2012.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

March 15, 2013